FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS FIRST-QUARTER RESULTS,
EXPECTS SOLID EARNINGS PERFORMANCE FOR FISCAL 2004


FIRST Quarter 2004

Highlights (versus a year ago):

o    EPS = $0.37 vs. $0.43 last year.

     >>   Several items affect year-over-year comparisons:

          o Prior year includes $0.05 per diluted share of earnings from businesses the company no longer owns and the impact of an accounting change.

          o Current year includes $0.07 per diluted share of earnings, reflecting the net effect of tax matters, legal settlements, and an accounting change.

     >> Current quarter results reflect growth in Agricultural Products earnings, improved interest expense, and lower first quarter profits for Packaged Foods and Food Ingredients.

     >> Earnings from discontinued chicken operations were $0.01 per diluted share lower in the current year than in the prior year. The company expects to complete the divestiture of its chicken business in the second fiscal quarter.

OMAHA, Neb., Sept. 18, 2003--Today ConAgra Foods, Inc. (NYSE: CAG), one of America's leading packaged food companies, reported first quarter diluted EPS of $0.37 for the quarter ended Aug. 24, 2003, compared with $0.43 last fiscal year. As expected, the company's first-quarter sales and EPS were below last year, reflecting strategic divestitures completed during fiscal 2003. Sales were $4.4 billion compared with $6.6 billion last year, following the divestiture of the fresh beef, pork, canned seafood, and cheese businesses. Net income was $195 million compared with $228 million last fiscal year.

Bruce Rohde, chairman and chief executive officer, commented, "We've made a significant and deliberate transformation of our portfolio to have a higher-quality mix of businesses. Our first quarter is typically one of the lightest of our fiscal year, and, because of that and divestitures, we planned for this fiscal year's first-quarter sales and earnings to be below last year's. However, with our improved business mix, we expect a solid earnings performance for the full fiscal year. We have focused our resources on profit-enhancing initiatives in the areas of brand building, sales and marketing execution, customer service capabilities, and cost-savings programs. Our businesses have identified and are aggressively pursuing cost-saving opportunities to reduce complexity, improve efficiency, and drive solid earnings performance. The target is improved overall margins, better returns on invested capital, and a solid earnings performance this fiscal year and next."

                                 Packaged Foods

Packaged Foods segment sales were $2.7 billion, compared with $2.9 billion last year. The year-over-year sales decrease reflects the divestiture of the canned seafood and cheese processing operations. During the quarter, sales grew for many key categories and brands, including frozen meals (Banquet, Healthy Choice, and Kid Cuisine), canned pasta (Chef Boyardee), tomato products (Hunt's), whipped toppings (Reddi-wip), cooking spray (PAM), dinner kits (Banquet
Homestyle Bakes), liquid eggs (Egg Beaters), meat snacks (Slim Jim and Pemmican), chili (Wolf), oil (Wesson), sausages (Eckrich and Brown 'N Serve), and others. Some brands that did not post sales gains for the quarter include Armour, Blue Bonnet, Butterball, Marie Callender's, Orville Redenbacher's, and Van Camp's. The company is particularly encouraged by favorable results for some of its large frozen brands. During the quarter, the company invested in new branded retail products in frozen meals, shelf-stable meals, snacks, and dessert categories as part of a plan to fuel profitable future growth. Overall sales for the company's foodservice operations declined slightly for the quarter, primarily in processed and specialty meats, but some key product lines showed sales growth and the industry is showing positive signs in certain segments. Volumes for deli customers grew while volumes for retail and foodservice customers declined. Marketing mix improved during the quarter as part of an ongoing program to target a greater percentage of marketing resources toward consumer connections and usage.

Overall segment operating profit declined to $284 million from $353 million. Operating profit and margins reflect overall volume declines and unfavorable mix. The Packaged Foods segment will continue to focus its resources on brand building, product mix, customer service, and productivity initiatives as part of its ongoing plan to grow Packaged Foods sales and profits and expand margins.

                                Food Ingredients

During the quarter, sales for the Food Ingredients segment were $574 million compared with $591 million last year. Sales results reflect higher flour prices which were more than offset by expected lower volumes for some basic ingredients operations. Operating profits declined to $31 million, reflecting higher input costs for the flour business and lower profits for some merchandising operations.

                             Agricultural Products

During the first quarter, operating profits for the Agricultural Products segment increased to $58 million compared with $39 million in the prior year, reflecting improved customer and product mix and effective cost management. Sales were $1.1 billion, down slightly as part of a plan to improve customer mix. The company's Agricultural Products segment consists of results for UAP (United Agri Products), which distributes crop inputs to the grower community.

Interest, Corporate Expense, Depreciation & Capital Expenditures From Continuing Operations

Net interest expense for the quarter was $66 million compared with $84 million the prior year. Capital expenditures totaled $78 million compared with $91 million last year. Depreciation and amortization expense was approximately $91 million for the quarter versus $108 million a year ago. Dividends paid were $131 million compared with $124 million. Corporate expense was $92 million compared with $67 million last year - the increase largely reflects the resolution of litigation described below.

Rohde concluded, "We have been progressively reshaping the company toward a richer business mix and building customer-focused resources. Our goal is to become America's Favorite Food Company with a portfolio of favorite products for grocery, restaurant, and ingredient customers, supported by superior customer service capabilities. We continue to make important changes to our portfolio of businesses so that all of our resources are strategically aligned with our goals to profitably and efficiently serve customers. We look forward to reporting on our progress."

Items Affecting Year-Over-Year Comparability of Results

Items in the first quarter of fiscal 2003 that are not repeated in first quarter of fiscal 2004:

     o Prior year results include $0.05 per diluted share of earnings from businesses the company no longer owns and the impact of an accounting change.

          o The results for the first quarter of the company's last fiscal year included approximately $0.04 per diluted share of earnings due to businesses the company no longer owns-fresh beef and pork (divested September 2002), canned seafood (divested May 2003), and cheese (divested May 2003), and also included $0.01 per diluted share of earnings from a change in accounting relating to the required adoption of SFAS 142, which deals with intangibles.

Included in the results for the first quarter of fiscal 2004:

     o Current year results include net $0.07 per diluted share of earnings, reflecting tax matters, legal settlements, and an accounting change relating to SFAS 143, which deals with asset retirement obligations.

          o The results for the first quarter of fiscal 2004 included approximately $0.02 per diluted share of expense from the cumulative effect of a change in accounting related to the required adoption of SFAS 143, which deals with asset retirement obligations.

          o The results for the first quarter of fiscal 2004 include approximately $0.03 per diluted share of litigation expense related to a choline cloride joint venture with DuPont that was sold in 1997. That expense is reported as part of the corporate expense and is not part of the operating segment results.

          o The results for the first fiscal quarter of 2004 include approximately $0.12 per diluted share of earnings related to tax matters. Recently, the company closed out some interest rate swaps put in place as part of a strategy to hedge interest costs associated with long-term debt. As a result, the company's effective tax rate for the quarter was reduced, as the company on a go-forward basis will utilize capital loss carry-forwards generated from the business disposition process. The quarterly benefit from tax matters also includes amounts related to finalizing IRS audits of the company's federal tax returns. The overall quarterly benefit from tax matters results in an effective tax rate of approximately 9% for the quarter. This is substantially lower than the 38% effective tax rate expected for the remainder of the fiscal year.

Discontinued Operations

During the quarter, earnings from discontinued chicken operations were $0.01 per diluted share lower than in the same quarter last year, reflecting market conditions. The company expects to complete the sale of its chicken business to Pilgrim's Pride Corp. in the second fiscal quarter.

Reclassification

During the quarter, the bulk fertilizer business was moved from the Agricultural Products segment to the Food Ingredients segment because that business fits with and is managed with the company's other basic inputs operations. Historical segment results have been changed to reflect this and are available in the question-and-answer document relating to this release on the company's Web site at www.conagrafoods.com under the section for Investors.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America's leading packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Butterball, Chef Boyardee, Cook's, Eckrich, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Louis Kemp, Marie Callender's, Orville Redenbacher's, Parkay, Reddi-wip, Slim Jim, PAM, Pemmican, Peter Pan, Snack Pack, Swiss Miss, Van Camp's, Wesson, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

A discussion of ConAgra Foods' first quarter results by Bruce Rohde, chairman and chief executive officer, Jim O'Donnell, executive vice president and chief financial officer, and Chris Klinefelter, vice president of investor relations, will be available today at 8:30 a.m. EDT. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet you may access the discussion at http://www.conagrafoods.com/investors No passcode or call identification number is needed for the call at 8:30 a.m. EDT. A digital replay of the discussion will be available after 9:30 a.m. EDT at 1-800-642-1687 and at 1-706-645-9291 for
international callers. The conference identification number for the digital replay for domestic and international callers is 1782217. The company has posted question-and-answer information relating to this release and an audio archive of management's discussion at http://www.conagrafoods.com/investors. See ConAgra Foods' Web site for recent news at http://www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ConAgra Foods, Inc.

Segment Operating Results
In millions                       FIRST QUARTER - 13 Weeks Ended
                                  ------------------------------

                       August 24, 2003     August 25, 2002    Percent Change
                       ---------------     ---------------       -------

SALES
Packaged Foods             $2,721.4            $2,889.0           (5.8)%
Food Ingredients              574.2               590.7           (2.8)%
Agricultural Products       1,098.1             1,111.8           (1.2)%
Meat Processing                 -               1,962.3         (100.0)%
                            -------            --------
   Total                    4,393.7             6,553.8          (33.0)%
                            -------            --------         -------

OPERATING PROFIT
Packaged Foods               $284.0              $353.1          (19.6)%
Food Ingredients               30.7                38.6          (20.5)%
Agricultural Products          58.3                38.6           51.0%
Meat Processing                 -                  46.2         (100.0)%
                               ----              ------
 Total operating profit       373.0               476.5          (21.7)%
 for segments

Reconciliation of total operating profit to income from continuing operations before income tax and cumulative effect of changes in accounting

Items excluded from segment operating profit:
  General corporate expense    92.2                67.2           37.2%
  Interest expense, net        65.7                83.5          (21.3)%
  Equity method investment      9.5                 7.8           21.8%
  earnings                      ---                 ---
Income from continuing
operations before income tax
and cumulative effect of     $224.6              $333.6          (32.7)%
changes in accounting        ======              ======


Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Consolidated Statement of Earnings
In millions, except per share amounts

                                         FIRST QUARTER - 13 Weeks Ended

                                  August 24, 2003  August 25, 2002   Percent
                                                                     Change

Net sales                             $4,393.7        $6,553.8       (33.0)%
                                      --------        --------
Costs and expenses
   Cost of goods sold                  3,543.1         5,575.2       (36.4)%
   Selling, general and                  569.8           569.3         0.1%
   administrative expenses
   Interest expense, net                  65.7            83.5       (21.3)%
                                   -----------     -----------
                                       4,178.6         6,228.0       (32.9)%
Equity method investment earnings          9.5             7.8        21.8%
                                           ---             ---
Income from continuing operations before
  income tax and cumulative effect
  of changes in accounting               224.6           333.6       (32.7)%
Income taxes                              20.9           123.0       (83.0)%
                                   ---------------  ----------------
Income from continuing operations        203.7           210.6        (3.3)%
before cumulative effect of changes
in accounting

Income from discontinued operations        2.9            13.1      (77.9)%
                                           ---            ----
Income before cumulative effect of       206.6           223.7       (7.6)%
changesin accounting
Cumulative effect of changes             (11.7)            3.9        N/A
in accounting                            ------            ---
Net Income                             $ 194.9         $ 227.6      (14.4)%
                                        =======        =======

Income per share - basic
  Income from continuing operations      $0.38           $0.40       (5.0)%
  Income from discontinued operations     0.01            0.02      (50.0)%
  Cumulative effect of changes in        (0.02)           0.01        N/A
  accounting                             ------           ----
  Net income                             $0.37           $0.43      (14.0)%
                                         =====           =====

   Weighted average shares outstanding   530.0           527.7        0.4%
                                         =====           =====

Income per share - diluted
  Income from continuing operations      $0.38           $0.40       (5.0)%
  Income from discontinued operations     0.01            0.02      (50.0)%
  Cumulative effect of changes in        (0.02)           0.01        N/A
  accounting                            ------            ----
  Net income                             $0.37           $0.43      (14.0)%
                                         =====           =====

   Weighted average shares and share
      equivalents outstanding            531.5           530.5        0.2%
                                         =====           =====

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions

ASSETS
                                     August 24, 2003       August 25, 2002
Current assets
   Cash and cash equivalents            $  680.7                $  17.4
   Receivables, less allowance for
      doubtful accounts of $89.4         1,571.3                1,910.6
      and $111.0
   Inventories                           3,443.1                4,472.8
   Prepaid and other current assets        562.5                  666.6
   Current assets from discontinued        316.1                  372.0
   operations                              -----                  -----
      Total current assets               6,573.7                7,439.4

Property, plant and equipment, net       2,794.5                3,415.5

Goodwill                                 3,830.5                3,906.8

Brands, trademarks and other intangibles,  833.5                  878.9
 net
Other assets                             1,149.7                  431.4

Non-current assets from discontinued       357.3                  472.0
  operations                               -----                  -----

   Total assets                        $15,539.2              $16,544.0
                                       =========              =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Notes payable                       $  161.9                $1,229.8
   Current installments of long-term debt 520.4                   208.5
   Accounts payable                     1,616.2                 1,537.0
   Advances on sales                      180.4                   180.4
   Other accrued liabilities            1,740.4                 1,690.9
   Current liabilities from discontinued  149.6                   142.8
     operations                           -----                   -----
      Total current liabilities         4,368.9                 4,989.4

Senior long-term debt, excluding        4,525.9                 5,055.9
  current installments
Other non-current liabilities             950.6                 1,057.4

Non-current liabilities from               16.8                    31.8
  discontinued operations
Subordinated debt                         758.4                   760.9

Preferred securities of a subsidiary      175.0                   175.0
  company
Common stockholders' equity             4,743.6                 4,473.6
                                        -------                 -------

   Total liabilities and stockholders'$15,539.2               $16,544.0
   equity                             =========               =========